UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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Mississippi Public Service Commission to consider the AT&T/BellSouth Merger
On June 27, the Mississippi Public Service Commission (MPSC) held a hearing in Jackson to consider the merits of the AT&T/BellSouth merger.
“In addition to BellSouth and AT&T testimony, intervention testimony was filed by Time Warner Telecom of the Mid-South LLC, NuVox Communications, Inc., and the Communications Workers of America (CWA). The Mississippi Independent Telephone Companies intervened for informational purposes only. TransNational Communications International, Inc. (TNCI) filed comments,” John McCullouch, President of BellSouth’s operations in Mississippi, said.
A brief synopsis of the BellSouth and AT&T witnesses:
John McCullouch testified that the merger would make BellSouth a better and more efficient company, better able to meet the needs and demands of its customers.
     He also testified to the continuity of BellSouth’s Mississippi operations, highlighting the intent to continue to invest in Mississippi and to provide high-quality jobs. According to McCullouch, after the merger, BellSouth will be able to deploy new services faster and to expand its reach from a regional provider to a premier nationwide and international network. He said that broadband technology would be brought to more Mississippians.
     He told the MPSC he was excited about the merger and felt strongly that it was in the public interest.
James Kahan, AT&T Senior Executive Vice President for Corporate Development, testified regarding the degree and diversity of competition in Mississippi, from cable companies to wireless to Voice-over-Internet-Protocol (VoIP), resulting in BellSouth and AT&T together losing over 16,000 switched access lines every business day.
     From the public benefit standpoint, he testified that the unification of ownership and managerial control over Cingular will result in more quickly meeting consumer demand for converged wireless and wireline services. By combining resources, the merged entity will be able to deploy IP-based video service at a significant savings and will also be able to develop new and innovative products and services at AT&T Labs. He also said that the merger will create a single company better suited to respond to disasters.
     Kahan was very clear that AT&T is not actively marketing to mass market (residence and small business customers) now and, in fact, since 2004. Since AT&T generally competes for the largest retail business with national and international needs, it has not competed with BellSouth, who generally competes for small and medium-sized business and businesses with a regional focus.
Christopher Rice, AT&T’s Executive Vice President — Network Planning and Engineering, testified that, from a network and engineering perspective, the merger will bring significant benefits to consumers in Mississippi. Those benefits fall into three categories:
1.	Network Integration — Integration, for example, of BellSouth and AT&T IP networks with Cingular’s IP network will allow AT&T to deploy an IP-based network architecture known as IP Multimedia Subsystem (IMS). That architecture will enable the merged company to offer customers a seamless suite of voice, data and video service over multiple devices.
2.	Enhanced innovation and faster roll-out of services
3.	Improved ability to respond to disasters
Dr. Debra Aron, a Director at LECG, Inc., an economic consulting firm, rebutted the testimony of Joe Gillan, an economist retained by Nuvox and Time Warner. She testified that the proposed merger will not likely result in competitive harm to large business customers. She further said that the proposed merger will not result in the “virtual recreation of the Bell System.”
“In a procedural order, the MPSC requested that parties who wished to submit a proposed order should do so by July 14, 2006. The MPSC does not have a deadline to rule on the merger, but we are hopeful that they will act in the very near future,” McCullouch concluded.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) which was declared effective on June 2, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site (www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.